Exhibit 99.1

NEWS RELEASE
PARSLEY ENERGY PROVIDES PRELIMINARY 2019 OUTLOOK
AUSTIN, Texas, December 19, 2018 – Parsley Energy, Inc. (NYSE: PE) (“Parsley,” “Parsley Energy,” or the “Company”) today provided an initial overview of its 2019 development program and also updated expectations for certain full-year 2018 results.
Preliminary 2019 Outlook

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Consistent with the Company’s commitment to capital discipline and in response to recent commodity price trends, Parsley intends to reduce development activity in 2019 while still delivering healthy production growth.

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The Company estimates that capital expenditures of $1.35-$1.55 billion will translate to total production of 124-134 MBoe per day and oil production of 80-85 MBo per day in 2019, representing year-over-year production growth of approximately 20% on both measures.

•	Parsley plans to deploy 12-to-14 development rigs and three-to-four frac spreads on average in 2019, down from a recent run-rate of 16 development rigs and five frac spreads.

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Parsley’s baseline capital budget assumes a $50 WTI oil price in 2019 and a relatively static service cost environment. In this context, the Company would expect to outspend cash flow from operations by less than $250 million during 2019, representing a projected year-over-year decline of more than 50%.(1) Even in a lower oil price scenario, Parsley would target a maximum outspend of $250 million, accomplished through incremental activity reductions, likely in combination with lower service and equipment costs. In a higher oil price scenario, Parsley would remain disciplined and would not plan to increase equipment levels in 2019 compared to those associated with the baseline budget.

“Our balance sheet remains strong and our commitment to capital discipline is steadfast,” stated Matt Gallagher, Parsley’s President. “The proposed development program is consistent with our strategic framework oriented to discipline, foresight, and stability. Despite a less favorable commodity price environment, we still intend to take a significant step toward free cash flow generation in 2019. In fact, we are committed to a material reduction in operational outspend no matter the commodity price environment. In the event of incremental and sustained oil price weakness, we have the operational flexibility to slow activity further even as our hedge book protects a portion of our cash flow; if oil prices rise, our timeline to self-funded growth would shorten. In either case, we expect that the low breakeven economics associated with our resilient Permian Basin asset base will enable us to generate healthy returns on each dollar spent.”
Recent Divestitures
Parsley recently closed previously announced acreage divestitures in central Reagan County, southern Upton County, and northern Howard County, receiving combined proceeds of approximately $164 million, subject to customary post-closing adjustments. Parsley’s 2019 production guidance accounts for divested volumes of approximately 1,200 Boe per day.
Fourth Quarter and Full-Year 2018 Update
Parsley expects to report 2018 capital expenditures at or near the top of the full-year guidance range of $1.65-$1.75 billion. The Company expects to place at least 40 gross horizontal wells on production during 4Q18, reflecting favorable trends in completion efficiency. Parsley expects to report net oil production and net total production at or slightly above the midpoints of full-year guidance ranges of 68.0-70.5 MBo per day and 106.0-111.0 MBoe per day, respectively, including the effect of recent divestitures. Updated full-year production guidance is based on projected 4Q18 net production of 76-78 MBo per day and 118-121 MBoe per day.
Upcoming Conference Participation
Parsley plans to participate in the 2019 Goldman Sachs Global Energy Conference in Miami, Florida on January 7-8.

About Parsley Energy, Inc.
Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit the Company’s website at www.parsleyenergy.com.
Forward Looking Statements
Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company’s filings with the SEC, including its Annual Report on Form 10-K. The risk factors and other factors noted in the Company’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.
Investor Contacts:
Brad Smith, Ph.D., CFA
Senior Vice President, Corporate Strategy and Investor Relations
or
Kyle Rhodes
Director of Investor Relations
ir@parsleyenergy.com
(512) 505-5199

Media and Public Affairs Contacts:
Katharine McAden
Corporate Communications Manager
or
Kate Zaykowski
Corporate Communications Coordinator
media@parsleyenergy.com
(512) 220-7100

(1)
“Free cash flow” and “outspend” are not presented in accordance with generally accepted accounting principles in the United States ("GAAP"). “Free cash flow” and “outspend” are defined as cash flow from operations before changes in operating assets and liabilities minus development capital expenditures.

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